SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☑

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

MiMedx Group, Inc.

(Name of Registrant as Specified In Its Charter)

Parker H. Petit

David J. Furstenberg

Shawn P. George

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 9, 2019, Parker H. “Pete” Petit, David J. Furstenberg and Shawn P. George publicized an article (the “Article”) to shareholders of MiMedx Group, Inc. through the website, MiMedxBoardProxy.com. A copy of the Article is attached herewith as Exhibit 1.

Exhibit 1

2019 DIRECTOR SLATE

I am pleased to provide you some insight into three new individuals (the “Nominees”) I am considering nominating to the board of directors (the “Board”) of MiMedx Group, Inc. (the “Company”) at the 2019 annual meeting of shareholders (the “2019 Annual Meeting”).  As you may recall, the Company has resisted having this meeting.  It finally agreed to comply with a Florida court’s order and schedule the 2018 meeting on June 17th.  While I expect the court to order the Company to conduct a 2019 Annual Meeting, the Company could take steps such as engaging in a lengthy appeal process to further delay that meeting.  Therefore, I have been reluctant to bring three new board candidates up until we had more definitive answers to the timing of the 2019 Annual Meeting.  However, with the current developments whereby the Company and Prescience have announced an agreement naming some candidates, I thought I would try to provide some insight on my thoughts relative to these future positions.

It is my opinion, based on my decades of experience, the Company needs three Board members who have built healthcare organizations very successfully, and have, in some cases, sold their companies to larger organizations.  In addition, because the previous Board has devastated the management team that built MiMedx to the fifth fastest growing public company in America by 2017, business executives with a track record of operating success are needed in order to help bring the Company back to its previous effective and efficient operating status.  Therefore, I have had discussions with a number of individuals, and I have come up with several well qualified candidates that have expressed an interest in being considered for a future Board position at MiMedx.

As you know, Prescience has proposed two very successful portfolio managers/investment bankers for their slate.  They both have noteworthy track records in picking successful companies and making profitable investments.  However, neither of them have the day to day operating experience that comes by enduring the rigors of building a business.  Therefore, we would like to present the shareholders with Nominees who have that experience and background.  So, at the appropriate time, we will present three qualified operating executives for the 2019 election.

Also, shareholders should be very concerned that, after the 2019 election, the Prescience agreement with the Company would only give their new Board members 3-1/2 votes versus 6-1/2 for the existing Board members and their two new nominees  (Wright and Bierman).  That could mean that the dysfunctional business decisions will continue until the 2020 election.  Modifying the motivations and influences that drove many of the previous Board’s decisions will not be easy for the new minority board members because of certain self-interests on the part of the current board members.

If the Prescience/Company slate is elected, we must have some assurances that meaningful positive change will occur quickly.  Shareholders and management will have to clearly state their concerns to the Prescience Board members.

Legend

Parker H. Petit (“Mr. Petit”), David J. Furstenberg, and Shawn P. George (collectively, the “Nominees” or the “Participants”) have filed a definitive proxy statement and supplements to the definitive proxy statement with the Securities and Exchange Commission (the “SEC”), along with an accompanying WHITE proxy card to be used in connection with the Participants’ solicitation of proxies from the shareholders of MiMedx Group, Inc. (the “Company”) for use at the Company’s 2018 annual meeting of shareholders. All shareholders of the Company are advised to read the foregoing proxy materials because they contain important information, including additional information related to the Participants. The definitive proxy statement and supplements and an accompanying proxy card will be furnished to some or all of the Company’s shareholders and are, along with other relevant documents, available at no charge on the SEC’s website at http://www.sec.gov/ and at www.MiMedxBoardProxy.com.

Information about the Participants and a description of their direct or indirect interests by security holdings are contained in the definitive proxy statement on Schedule 14A filed by Mr. Petit with the SEC on May 28, 2019. This document can be obtained free of charge from the sources indicated above.